                                                                  Exhibit (a) 12
[LOGO OF BUILDING ONE APPEARS HERE]
                                                                   PRESS RELEASE
                                   ---------------------------------------------

For immediate release -- April 22, 1999                      Release No.  99-009

BUILDING ONE SERVICES CORPORATION
(NASDAQ - "BOSS")                   Company
                                    Contact:  Timothy Clayton
                                              Building One Services Corporation
                                              202-261-6000
                                              tclayton@buyr.com
                                    Media
                                    Contact:  Bill Snethen
                                              RMR & Associates
                                              301-217-0009 ext. 34
                                              bsnethen@rmr.com

           BUILDING ONE SERVICES CORPORATION ANNOUNCES EXTENSION OF
                    TENDER OFFER TO FRIDAY, APRIL 23, 1999


Washington, DC (April 22, 1999) -- Building One Services Corporation (NASDAQ:
BOSS) announced today that it has extended the expiration date of its tender offer for up to 25.5 million shares of common stock at a purchase price of $22.50 per share to 5:00 p.m., New York City time, on April 23, 1999. As of 5:00 p.m. today, April 22, 1999, stockholders holding 43,684,328 shares of the Company's outstanding common stock and 1,272,154 shares underlying employee stock options have been tendered.

The depositary for the tender offer is Harris Trust Company of New York (call collect: 212/701-7624) and the information agent is MacKenzie Partners, Inc. (call toll free: 800/322-2885).

Building One Services Corporation is a leader in the facilities services industry and has a corporate goal of becoming a national single-source provider of facilities services. Facility services companies provide many products and services needed for the routine operation and maintenance of a building. Building One currently has annualized revenues of approximately $1.5 billion and has operations in the electrical, mechanical and janitorial segments of the facilities services industry.
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BUILDING ONE SERVICES CORPORATION
________________________________________________________________________
Press Release 99-009
Page 2


This press release and our other public documents contain forward-looking statements. Such statements relate to, among others things, the anticipated closing of the tender offer and the financing related to the tender offer. Any or all of our forward-looking statements in this press release or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, without limitation, the following: the volatility of the financial markets; the risks associated with significant indebtedness that we may incur in our proposed tender offer, the dependence on key personnel of the Company and hourly wage and technical employees; risks related to the Company's consolidation strategy, its ability to complete acquisitions and the continuing consolidation in the industry; the ability to integrate acquisitions; risks related to acquisition financing, including potential dilution; possible significant amortization charges; exposure to downturns in commercial and industrial construction; substantial competition; and other factors affecting the Company's prospects described in the Company's most recent prospectus filed with the Securities and Exchange Commission on March 16, 1999 and in its other public filings.


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